Exhibit (d)(8)

SUBSCRIPTION AGENT AGREEMENT

This SUBSCRIPTION AGENT AGREEMENT (this “Agreement”) is entered into as of October 22, 2015, by and between American Stock Transfer & Trust Company, LLC (the “Subscription Agent”) and WhiteHorse Finance, Inc. (the “Company”).

1.	The Company is offering (the “Rights Offering”) to the holders of shares of its common stock, par value $0.001 per share (“Common Stock”), on 5:00 p.m., New York City time, October 23, 2015 (the “Record Date”), the right (“Rights”) to subscribe for 3,321,033 share(s) of Common Stock. Except as set forth in Sections 10 and 11 below, Rights shall cease to be exercisable at 5:00 P.M., New York City time, on November 20, 2015 or such later date of which the Company notifies the Subscription Agent orally and confirms in writing (the “Expiration Date”). 14,982,857 Rights are being issued for 3,321,033 shares of Common Stock held on the Record Date (the “Shares”). 4.511505 Rights and payment in full of the subscription price of $13.55 (the “Subscription Price”) are required to subscribe for one Share. Rights are evidenced by non-transferable subscription certificates in registered form (“Subscription Certificates”). Each holder of Subscription Certificate(s) who exercises the holder’s right to subscribe for all Shares that can be subscribed for with the Rights evidenced by such Subscription Certificate(s) (the “Basic Subscription Right”) will have the right to subscribe for additional Shares, if any, available as a result of any unexercised Rights (such additional subscription right being referred to hereafter as the “Additional Subscription Privilege”) as described in the Prospectus (as defined below). The Rights Offering will be conducted in the manner and upon the terms set forth in the Company’s Prospectus dated October 22, 2015 (the “Prospectus”).

2.	The Subscription Agent is hereby appointed to affect the Rights Offering as set forth herein. The Subscription Agent may rely on, and shall be protected in acting upon, any certificate, instrument, opinion, representation, notice letter or other document delivered to it and believed by it to be genuine and to have been signed by the proper party or parties.

3.	Enclosed herewith are the following, the receipt of which the Subscription Agent acknowledges by its execution hereof:

(a)	a copy of the Prospectus;

(b)	the form of Subscription Certificate (with instructions);

(c)	resolutions adopted by the Board of Directors of the Company in connection with the Rights Offering certified by an authorized officer of the Company;

(d)	a form of notice to holders of Common Stock;

(e)	a form of notice to holders of Common Stock who are acting as nominees;

(f)	a form of notice to clients of holders of Common Stock who are acting as nominees;

(g)	a form of notice of withdrawal of subscription;

(h)	a beneficial owner election form; and

(i)	a notice of guaranteed delivery (“Notice of Guaranteed Delivery”).

4.	As soon as is reasonably practicable, the Subscription Agent shall mail or cause to be mailed to each holder of Common Stock at 5:00 p.m., New York City time, on the Record Date a notice to holders of Common Stock, a Subscription Certificate evidencing the Rights to which such holder is entitled, instructions as to the use of the Subscription Certificate, a Notice of Guaranteed Delivery, a Prospectus, a notice of withdrawal of subscription and an envelope addressed to the Subscription Agent. Prior to mailing, the Company shall provide the Subscription Agent with blank notices, Subscription Certificates and notices of withdrawal which the Subscription Agent shall prepare and issue in the names of holders of Common Stock at the close of business on the Record Date and for the number of Rights to which they are entitled. The Company shall also provide the Subscription Agent with a sufficient number of copies of each of the documents to be mailed with the Subscription Certificates.

5.	As soon as is reasonably practicable, the Subscription Agent shall mail or cause to be mailed to each holder of Common Stock who is acting as a nominee of a beneficial owner of Common Stock (“Beneficial Owner”) at 5:00 p.m., New York City time, on the Record Date a notice to holders of Common Stock who are acting as nominees, a Prospectus and a Notice of Guaranteed Delivery. Prior to mailing, the Company shall provide the Subscription Agent with blank notices to holders, Notices of Guaranteed Delivery and notices of withdrawal which the Subscription Agent shall prepare and issue in the names of holders of Common Stock acting as nominees and the Beneficial Owners and for the number of Rights to which the Beneficial Owners are entitled. The Company shall also provide the Subscription Agent with a sufficient number of copies of each of the documents to be mailed.

6.	As soon as is reasonably practicable, the Subscription Agent shall mail or cause to be mailed to each client of holders of Common Stock who are acting as nominees of a Beneficial Owner at 5:00 p.m., New York City time, on the Record Date a notice to clients of holders who are acting as nominees, a prospectus and a beneficial owner election form. Prior to mailing, the Company shall provide the Subscription Agent with blank notices to clients of holders and notices of withdrawal which the Subscription Agent shall prepare and issue in the names of the clients and the Beneficial Owners and for the number of Rights to which the Beneficial Owners are entitled. The Company shall also provide the Subscription Agent with a sufficient number of copies of each of the documents to be mailed.

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7.	The Subscription Agent shall mail or cause to be mailed to each holder of Common Stock at the close of business on the Record Date any additional materials necessary to supplement the Prospectus as determined by the Company and as such materials become available. The Company shall provide the Subscription Agent with a sufficient number of copies of such materials to be mailed.

8.	Subscription Procedure.

(a)	Upon the Subscription Agent’s receipt prior to 5:00 P.M., New York City time, on the Expiration Date (by mail or delivery) of (i) any Subscription Certificate completed and endorsed for exercise, as provided on the reverse side of the Subscription Certificate (except as provided in Section 10 hereof), and (ii) payment in full of the Subscription Price in U.S. funds by check, bank draft or wire transfer (without deduction for bank service charges or otherwise) to the order of “American Stock Transfer & Trust Company, LLC as subscription agent” the Subscription Agent shall as soon as practicable after the Expiration Date, but after performing the procedures described in subsections (b) and (c) below, (i) with respect to subscribers who hold shares in certificated form, mail to the subscriber’s registered address on the books of the Company, or to the address provided on the reverse side of the subscriber’s Subscription Certificate, certificates representing the Shares duly subscribed for (pursuant to the Basic Subscription Right and the Additional Subscription Privilege) and furnish a list of all such information to the Company, or (ii) with respect to all other subscribers, note the ownership of shares purchased in book-entry form and furnish a list to the Company.

(b)	As soon as practicable after the Expiration Date the Subscription Agent shall calculate the number of Shares to which each subscriber is entitled pursuant to the Additional Subscription Privilege. The Additional Subscription Privilege may only be exercised by holders who subscribe for all the Shares that can be subscribed for under the Basic Subscription Right by such holders. The Shares available for additional subscriptions will be those that have not been subscribed and paid for pursuant to the Basic Subscription Right (the “Remaining Shares”). Where there are sufficient Remaining Shares to satisfy all additional subscriptions by holders exercising their rights under the Additional Subscription Privilege, each holder shall be allotted the number of Additional Shares subscribed for as described in the Prospectus. If the aggregate number of Shares subscribed for under the Additional Subscription Privilege exceeds the number of Remaining Shares, the number of Remaining Shares allotted to each participant in the Additional Subscription Privilege shall be the product (disregarding fractions) obtained by multiplying the number of Remaining Shares by a fraction of which the numerator is the number of Shares owned by that participant on the Record Date and the denominator is the aggregate number of Shares held by all participants in the Additional Subscription Privilege on the Record Date. Any fractional Share to which persons exercising their Additional Subscription Privilege would otherwise be entitled pursuant to such allocation shall be rounded down to the next whole Share.

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(c)	Upon calculating the number of Shares to which each subscriber is entitled pursuant to the Additional Subscription Privilege and the amount overpaid, if any, by each subscriber, the Subscription Agent shall, as soon as practicable, furnish a list of all such information to the Company.

(d)	Upon calculating the number of Shares to which each subscriber is entitled pursuant to the Additional Subscription Privilege and assuming payment for the additional Shares subscribed for has been delivered, the Subscription Agent shall mail to subscribers who hold shares in certificated form, as contemplated in subsection (a) above, the certificates representing the additional securities which the subscriber has been allotted. With respect to all other subscribers, the Subscription Agent shall note the ownership of shares purchased in book-entry form. If a lesser number of Shares is allotted to a subscriber under the Additional Subscription Privilege than the subscriber has tendered payment for, the Subscription Agent shall remit the difference to the subscriber without interest or deduction at the same time as certificates representing the securities allotted pursuant to the Additional Subscription Privilege are mailed.

(e)	Funds received by the Subscription Agent pursuant to the Basic Subscription Right and the Additional Subscription Privilege shall be held by it in a segregated account. Upon mailing certificates representing the securities and refunding subscribers for additional Shares subscribed for but not allocated, if any, the Subscription Agent shall promptly remit to the Company all funds received in payment of the Subscription Price for Shares issued in the Rights Offering. The Subscription Agent will not be obligated to calculate or pay interest to any holder or party. Notwithstanding anything to the contrary, if the subscriber properly withdraws its subscription prior to the Expiration Date by delivering a notice of withdrawal to the Subscription Agent, the Subscription Agent shall return any monies paid by such subscriber.

9.	The Company shall have the absolute right to reject any defective exercise of Rights or to waive any defect in exercise. Unless requested to do so by the Company, the Subscription Agent shall not be under any duty to give notification to holders of Subscription Certificates of any defects or irregularities in subscriptions. Subscriptions will not be deemed to have been made until any such defects or irregularities have been cured or waived within such time as the Company shall determine. The Subscription Agent shall as soon as practicable return Subscription Certificates with the defects or irregularities which have not been cured or waived to the holder of the Rights. If any Subscription Certificate is alleged to have been lost, stolen or destroyed, the Subscription Agent should follow the same procedures followed for lost stock certificates representing Common Stock it uses in its capacity as transfer agent for the Company’s Common Stock.

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10.	If prior to 5:00 P.M., New York City time, on the Expiration Date the Subscription Agent receives (i) payment in full of the Subscription Price for the Shares being subscribed for and (ii) a guarantee notice substantially in the form of the Notice of Guaranteed Delivery delivered with the Subscription Certificate, from a financial institution having an office or correspondent in the United States, or a member firm of any registered United States national securities exchange or of FINRA stating the certificate number of the Subscription Certificate relating to the Rights, the name and address of the exercising subscriber, the number of Rights represented by the Subscription Certificate held by such exercising subscriber, the number of Shares being subscribed for pursuant to the Rights and guaranteeing the delivery to the Subscription Agent of the Subscription Certificate evidencing such Rights within three (3) NASDAQ Global Select Market business days (“Business Days”) following the date of the Notice of Guaranteed Delivery, then the Rights may be exercised even though the Subscription Certificate was not delivered to the Subscription Agent prior to 5:00 P.M., New York City time, on the Expiration Date, provided that within three Business Days following the date of the Notice of Guaranteed Delivery the Subscription Agent receive the properly completed Subscription Certificate evidencing the Rights being exercised, with signatures guaranteed if required.

11.	The Subscription Agent shall deliver to the Company the exercised Subscription Certificates in accordance with written directions received from the Company and shall deliver to the subscribers who have duly exercised Rights at their registered addresses certificates representing the securities subscribed for as instructed on the reverse side of the Subscription Certificates.

12.	The Subscription Agent shall notify the Company by telephone before the close of business on each Business Day during the period commencing five (5) Business Days after the mailing of the Rights and ending at the Expiration Date (and in the case of guaranteed deliveries ending three (3) Business Days after the Expiration Date) (a “daily notice”), which notice shall thereafter be confirmed in writing, of (i) the number of Rights exercised an the day covered by such daily notice, (ii) the number of Rights subject to guaranteed exercises on the day covered by such daily notice, (iii) the number of Rights for which defective exercises have been received on the day covered by such daily notice, and (iv) the cumulative total of the information set forth in clauses (i) through (iii) above. At or before 5:00 P.M., New York City time, on the first Business Day following the Expiration Date the Subscription Agent shall certify in writing to the Company the cumulative total through the Expiration Date of all the information set forth in clauses (i) through (iii) above. At or before 10:00 A.M., New York City time, on the fifth Business Day following the Expiration Date the Subscription Agent will execute and deliver to the Company a certificate setting forth the number of Rights exercised pursuant to a Notice of Guaranteed Delivery and as to which Subscription Certificates have been timely received. The Subscription Agent shall also maintain and update a listing of holders who have fully or partially exercised their Rights, holders who have transferred their Rights and their transferees, and holders who have not exercised their Rights. The Subscription Agent shall provide the Company or its designees with such information compiled by the Subscription Agent pursuant to this Section 12 as any of them shall request.

13.	With respect to notices or instructions to be provided by the Company hereunder, the Subscription Agent may rely and act on any written instruction signed by any one or more of the following authorized officers or employees of the Company:

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Name	Title
Jay Carvell	Chief Executive Officer
John Bolduc	Chairman
Gerhard Lombard	Chief Financial Officer

14.	Whether or not the Rights Offering is consummated, the Company agrees to pay the Subscription Agent for services rendered hereunder, as set forth in the schedule attached to this Agreement.

15.	The Subscription Agent may employ or retain such agents (including but not limited to, vendors, advisors and subcontractors) as it reasonably requires to perform its duties and obligations hereunder; may pay reasonable remuneration for all services so performed by such agents; shall not be responsible for any misconduct on the part of such agents; and in the case of counsel, may rely on the written advice or opinion of such counsel, which shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by the Subscription Agent hereunder in good faith and in accordance with such advice or opinion. Additionally, the Subscription Agent shall identify, report and deliver any unclaimed property and/or payments to all states and jurisdictions for the Company in accordance with applicable abandoned property law. The Subscription Agent shall also provide information agent services to the Company on terms to be mutually agreed upon by the parties hereto.

16.	The Company hereby covenants and agrees to indemnify, reimburse and hold the Subscription Agent and its officers, directors, employees and agents harmless against any loss, liability or reasonable expense (including reasonable and documented legal and other fees and expenses) incurred by the Subscription Agent arising out of or in connection with entering into this Agreement or the performance of its duties hereunder, except for such losses, liabilities or expenses incurred as a result of the Subscription Agent’s own negligence, bad faith or willful misconduct. The Company shall not be liable under this indemnity with respect to any claim against the Subscription Agent unless the Company is notified of the written assertion of a claim against it, or of any action commenced against it, promptly after it shall have received any such written information as to the nature and basis of the claim; provided, however, that failure by the Subscription Agent to provide such notice shall not relieve the Company of any liability hereunder if no prejudice occurs.

In no event shall the Subscription Agent have any liability for any incidental, special, statutory, indirect or consequential damages, or for any loss of profits, revenue, data or cost of cover.

All provisions regarding indemnification, liability and limits thereon shall survive the resignation or removal of the Subscription Agent or the termination of this Agreement.

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17.	Any notice or communication by the Subscription Agent or the Company to the other is duly given if in writing and delivered in person or via first class mail (postage prepaid), or overnight air courier to the other’s address.

If to the Company:

WhiteHorse Finance, Inc.

1450 Brickell Avenue, 31st Floor

Miami, Florida 33131

Attn: Richard Siegel, Secretary

with copy, which shall not constitute notice under this Section 17, to:

Dechert LLP

One International Place, 40th Floor

100 Oliver Street

Boston, MA 02110-2605

Attn: Thomas J. Friedmann

Facsimile: (617) 275-8389

If to the Subscription Agent:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, New York 11219

Attn: Corporate Actions

Tel: (718) 921.8200

with copy to:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, New York 11219

Attn: General Counsel

Tel: (718) 921.8200

The Subscription Agent and the Company may, by notice to the other, designate additional or different addresses for subsequent notices or communications.

18.	If any provision of this Agreement shall be held illegal, invalid, or unenforceable by any court, this Agreement shall be construed and enforced as if such provision had not been contained herein and shall be deemed an Agreement between us to the full extent permitted by applicable law.

19.	This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law, and shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto.

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20.	Neither this Agreement, nor any rights or obligations hereunder, may be assigned by either party without the written consent of the other party. However, the Subscription Agent may assign this Agreement or any rights granted hereunder, in whole or in part, either to affiliates, another division, subsidiaries or in connection with its reorganization or to successors of all or a majority of the Subscription Agent’s assets or business without the prior written consent of the Company.

21.	No provision of this Agreement may be amended, modified or waived, except in writing signed by all of the parties hereto. This Agreement may be executed in counterparts, each of which shall be for all purposes deemed an original, but all of which together shall constitute one and the same instrument.

22.	Nothing herein contained shall amend, replace or supersede any agreement between the Company and the Subscription Agent to act as the Company’s transfer agent, which agreement shall remain of full force and effect.

[signature page follows]

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This Subscription Agent Agreement has been executed by the parties hereto as of the date first written above.

WHITEHORSE FINANCE, INC.

By:	/s/ Gerhard Lombard
Name: Gerhard Lombard
Title: CFO

Agreed & Accepted:

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	/s/ Michael LeGregin
Name: Michael LeGregin
Title: S.V.P

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Fee Schedule

Flat fee of $10,000.

Plus $10.00 per each stockholder exercising.

Plus reasonable out-of-pocket expenses.

Additional fee equal to 1/3rd (one-third) of the flat fee for each extension of the Rights Offering, plus $10.00 per each stockholder exercising, plus reasonable out-of-pocket expenses associated with such extension.

The party below is responsible for payment of the fees:

Name:	Gerhard Lombard
Attention:
Address:	600 Fifth Avenue, 19th Floor
Address:	New York, New York 10020
Address:
Facsimile:	(212) 314-1093
Phone:	(212) 314-1053
Email:	glombard@higwhitehorse.com

The fees quoted in this schedule apply to services ordinarily rendered by American Stock Transfer & Trust Company, LLC (“AST”) as subscription agent and are subject to reasonable adjustment based on final review of documents, or when AST is called upon to undertake unusual duties or responsibilities, or as changes in law, procedures, or the cost of doing business demand. Furthermore, the fees quoted in this schedule are based upon information provided to AST and are subject to change upon modification or supplementation of such information resulting in the provision of additional services by AST. Services in addition to and not contemplated in this Agreement, including, but not limited to, document amendments and revisions, calculations, notices and reports, legal fees and unanticipated transaction costs (including charges for wire transfers, checks, internal transfers and securities transactions) will be billed as extraordinary expenses.